Exhibit 99.1
Esperion Announces Monetization of European Royalties and Concurrent Payoff and Termination of Existing Revenue Interest Facility

– OMERS Life Sciences to Purchase Esperion’s European Royalty on Bempedoic Acid Products for $304.7 Million with European Royalties Reverting to Esperion Once OMERS Receives 1.7 Times its Investment –

– Esperion Retains Rights to Receive all Potential Future Milestones of up to $300 Million Based on Commercial Performance from its Exclusive European Licensee, Daiichi Sankyo Europe –

– Agreement Provides Increased Operational and Financial Flexibility and Strategically Leverages an Asset to Unencumber Balance Sheet from Senior Secured Liens –

ANN ARBOR, Mich., June 28, 2024 -- Esperion (Nasdaq: ESPR) announced today that it has entered into a Royalty Purchase Agreement (the Agreement) with OMERS Life Sciences (OMERS), under which Esperion received approximately $304.7 million in cash from OMERS in exchange for 100% interest, subject to a cap, in Esperion’s royalty entitlement on Daiichi Sankyo Europe’s (DSE) net sales of bempedoic acid products in the European territories for which DSE has an exclusive license from Esperion (see previous announcement here).

Under the terms of the Agreement, OMERS will receive this tiered royalty, which ranges from 15-25% of net bempedoic acid product sales in Europe, until it has received an aggregate amount equal to 1.7x investment. Thereafter, all future DSE royalties will revert back to Esperion. Esperion will continue to receive any earned sales-based milestone payments following the first achievement of defined net sales under the DSE agreement, which could cumulatively amount to up to $300 million in potential future payments.

Concurrently, the company announced that funds received from this transaction have been used for the early, discounted payoff and termination of the Oberland Capital revenue interest facility.

“This transformational transaction provides Esperion with increased operational and financial flexibility. It strategically unencumbers our balance sheet from senior secured liens and leverages what we believe is an undervalued asset that has not been fully recognized in the market,” stated Sheldon Koenig, President and CEO, Esperion. “Importantly, this mutually beneficial deal underscores the potential for our bempedoic acid products in Europe and allows us to benefit from the potential upside of the triple combination product our partner, DSE, is currently pursuing.”

“This agreement significantly enhances our balance sheet and better positions us to focus on optimizing our U.S. commercialization efforts as we build Esperion into a leading biopharmaceutical company bringing new medicines to patients that address unmet medical need,” commented Ben Halladay, Chief Financial Officer, Esperion.

“We are pleased to invest in the future European sales of bempedoic acid, a product which we expect to benefit millions of patients throughout Europe,” said Rob Missere, Managing Director & Head of Life Sciences. “This deal furthers our mandate to deliver an attractive source of long-term return for our more than 600,000 members.”

J. Wood Capital Advisors served as the financial advisor to the company on the royalty sale transaction.

About OMERS Life Sciences
OMERS Life Sciences provides royalty financings and other non-dilutive solutions to biopharma companies and academic institutions, supporting their efforts to address unmet medical needs and improve the quality of life of patients around the world.

OMERS is a jointly sponsored, defined benefit pension plan, with 1,000 participating employers ranging from large cities to local agencies, and over 600,000 active, deferred and retired members. Our members include union and non-union employees of municipalities, school boards, local boards, transit systems, electrical utilities, emergency services and children’s aid societies across Ontario. OMERS teams work in Toronto, London, New York, Amsterdam, Luxembourg, Singapore, Sydney and other major cities across North America and Europe – serving members and employers, and originating and managing a diversified portfolio of high-quality investments in bonds, public and private credit, public and private equity, infrastructure and real estate.

About Esperion Therapeutics
At Esperion, we discover, develop, and commercialize innovative medicines to help improve outcomes for patients with or at risk for cardiovascular and cardiometabolic diseases. The status quo is not meeting the health needs of millions of people with high cholesterol – that is why our team of passionate industry leaders is breaking through the barriers that prevent patients from reaching their goals. Providers are moving toward reducing LDL-cholesterol levels as low as possible, as soon as possible; we provide the next steps to help get patients there. Because when it comes to high cholesterol, getting to goal is not optional. It is our life’s work. For more information, visit esperion.com and esperionscience.com and follow us on X at twitter.com/EsperionInc.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, current and planned operational expenses, future operations, commercial products, clinical development, including the timing, designs and plans for the CLEAR Outcomes study and its results, plans for potential future product candidates, financial condition and outlook, including expected cash runway, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, the outcomes and anticipated benefits of legal proceedings and settlements, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Esperion Contact Information:
Investors:
Alina Venezia
investorrelations@esperion.com
(734) 887-3903

Media:
Tiffany Aldrich
corporateteam@esperion.com
(616) 443-8438